Exhibit 10.63

TRIDENT MICROSYSTEMS, INC. SECOND HALF FISCAL 2011 EXECUTIVE INCENTIVE PLAN

The following are the terms of the Second Half 2011 Executive Incentive Plan approved by the Compensation Committee of the Board of Directors (the “Committee”) of Trident Microsystems, Inc. (the “Company”) on July 20, 2011 (the “Plan”).

A. Purpose

1. The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers, as determined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (each, an “Officer” and collectively, the “Officers”), for driving the Company to achieve specific corporate objectives and for achieving individual performance goals.

2. The Plan provides for the payment of bonuses based upon the Company’s achievement of revenue and cash targets.

B. Eligibility

1. In order to be eligible to receive a bonus for a Performance Period (as defined in Section D) under the Plan, an Officer must:

a. be designated for participation in the Plan by the Committee;

b. unless otherwise determined by the Committee, be on the active payroll of the Company (i) on December 31, 2011; and (ii) on the date that bonuses are paid for the Performance Period, subject to applicable law and unless involuntarily terminated by the Company without Cause (as defined in the Amended and Restated Executive Retention and Severance Plan, as amended from time to time) effective as of a date after December 31, 2011; and

c. comply with any rules of the Plan as established in writing by the Committee and communicated to the Officers in advance of their effectiveness.

C. Determination of Bonus Amounts

1. Target Bonus. Each Officer will have an “Individual Bonus Percentage” (as set forth in Section E) and an “Individual Target Bonus” (as defined in Section D), which will vary depending on such Officer’s position and responsibilities in the Company.

2. Achievement Percentages.

a. Target Levels. The Committee shall determine the amounts of Total Revenue and Total Cash, respectively, representing Minimum, Target and Maximum Revenue and Minimum, Target and Maximum Cash, respectively, for each Performance Period as soon as practicable following the beginning of such Performance Period.

b. Determination of Achievement. Following the end of each Performance Period, the Committee shall review the levels of Total Revenue and Cash for such Performance Period and determine the Revenue Achievement Percentage and Cash Achievement Percentage for such Performance Period, subject to the following ranges:

	Achievement Percentage
	Minimum	Target	Maximum
Revenue	5.0%	12.5%	25.0%
Cash	5.0%	12.5%	25.0%

The Revenue Achievement Percentage and Cash Percentage will not vary based upon an Officer’s position and responsibilities and will be applicable to all Officers meeting the eligibility criteria set forth in Section B.1 (an “Eligible Officer”).

3. Individual Bonus Determination.

a. For each Performance Period, the Committee shall then calculate for each Eligible Officer the dollar amount determined by multiplying (i) such Eligible Officer’s Individual Target Bonus, by (ii) the aggregate of the Revenue Achievement Percentage and Cash Achievement Percentage (the “Quarterly Calculated Bonus”), subject to Section 3(b), if applicable. Notwithstanding the foregoing, the Calculated Bonus for each Performance Period for Richard Janney shall be determined by multiplying (i) his Eligible Officer’s Individual Target Bonus, by (ii) the sum of (A) the Revenue Achievement Percentage and Cash Achievement Percentage (the “Calculated Bonus”) multiplied by 80%, and (B) his individual performance goal (MBO) percentage for such Performance Period attainment by 20%. The sum of each Quarterly Calculated Bonus shall be the “Calculated Bonus.”

b. Unless the Committee determines otherwise, an Eligible Officer’s Quarterly Calculated Bonus for a Performance Period in which he or she is hired or first becomes an Eligible Officer will be pro rated based upon the number of business days served by him or her during such Performance Period relative to the total number of business days in such Performance Period, provided that the Eligible Officer’s hire date is before the last day of the second month of such Performance Period and such Eligible Officer meets the eligibility criteria set forth in Section B.1.

c. Following the end of the second Performance Period, the Committee shall review the Calculated Bonus for each Eligible Officer. In furtherance of the Company’s pay-for-performance philosophy, the Committee may, in its sole discretion, determine to increase or decrease the amount of the Calculated Bonus, or eliminate any Calculated Bonus, based upon such Eligible Officer’s individual performance during the Performance Periods in his or her position with the Company or such other factors as the Committee may determine; provided (a) the final Calculated Bonus for such Eligible Officer, after such adjustment (if any) (the “Final Bonus”) may not exceed 200% of his or her aggregate Individual Target Bonus for the Performance Periods, and (b) the aggregate amount of the Final Bonus payable to all Eligible Officers may not exceed the total bonus pool determined by the Committee to be available for distribution to all of the Company’s executives under its second half fiscal 2011 incentive plans.

D. Definitions.

1. “Cash” will mean the ending cash balance of the Company as of September 30, 2011 and December 31, 2011.

2. “Performance Period” means the quarterly periods of the Company’s 2011 fiscal year ending September 30, 2011 and December 31, 2011.

3. “Individual Target Bonus” means the dollar amount equal to (i) an Officer’s annual base salary rate in effect during the Performance Period multiplied by such Officer’s Individual Bonus Percentage, multiplied by (ii) 25%.

4. “Total Revenue” means the amount of net revenue (measured in U.S. dollars) derived from the sale of all products and services of the Company during the Performance Period.

E. Individual Bonus Percentage, Operating Margin Percentage and Strategic Objective Percentage

The “Individual Bonus Percentage” for each Officer under the Plan, which varies depending on his or her position and responsibilities in the Company, is as follows:

Name and Title	Individual Bonus Percentage
Bami Bastani, CEO and President	100%
Pete J. Mangan, Chief Financial Officer and Executive Vice President of Finance	65%
David L. Teichmann, Executive Vice President, General Counsel and Corporate Secretary	75%
Richard Janney, Vice President and Corporate Controller	40%

F. Administration and Plan Changes

The Plan will be administered by the Committee, which will have the sole discretion and authority to administer and interpret the Plan (including, without limitation, to prescribe additional rules and regulations hereunder), and the decisions of the Committee will in every case be final and binding on all persons having an interest in the Plan. The Committee may modify the corporate financial goals with the advice and counsel of the CEO and CFO at any time during the performance period and may elect to grant bonuses to Eligible Officers even if the corporate financial goals are not met. The Committee retains the absolute discretion to amend, modify or terminate the Plan at any time.

G. Form and Timing of Payments

The Final Bonus earned by each Eligible Officer shall be payable in the form of a fully vested restricted stock award under the Company’s 2010 Equity Incentive Plan, based upon the closing price of the Company’s common stock on the grant date, as reported by the Nasdaq Stock Market (and rounded up to the nearest whole share). Notwithstanding the foregoing, the Committee may elect in its sole discretion to pay some or all of the Final Bonus earned by one or more of the Eligible Officers to such Eligible Officer(s) in cash. Bonus amounts payable in the form of restricted stock awards shall be granted subject to the prior approval of the Committee and pursuant to the terms of the Company’s equity award granting procedures, as they may be amended from time to time (the “Granting Procedures”). Subject to the discretion of the Committee and the Granting Procedures, Final Bonus awards shall be made in February 2012.